FOR IMMEDIATE RELEASE	September 19, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

KENTON, OHIO

Freehold, New Jersey…. September 19, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 298,472 square foot industrial building located at 2465 Fontaine Street, Kenton, OH at a purchase price of $18,299,032. The property is net-leased for 10 years to International Paper Company, a New York corporation. The building is situated on approximately 46 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new Class A distribution center. International Paper is a global leader in the paper and packaging industry. They are a founding member of the S&P 500. For several years International Paper has been an excellent tenant of ours at another facility and we are very pleased to grow this relationship through this new acquisition. This building has full rail access and is adjacent to one of their largest manufacturing plants in the nation.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 107 properties containing a total of approximately 18.6 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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